UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 18, 2018

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.
On October 18, 2018, the Company closed its previously disclosed purchase of a group annuity contract (the “Contract”) from The Prudential Insurance Company of America (“Prudential”). The purchase was made pursuant to the terms of the commitment letter, dated as of April 18, 2018, by and between the Company and Prudential. Pursuant to the Contract, the Company transferred to Prudential the future benefit obligations and annuity administration for certain retirees (or their beneficiaries) in payout status as of December 31, 2017, that participate in the Company’s pension plan. Under the Contract, Prudential agreed to irrevocably make the annuity payments due thereunder and not seek to cancel or rescind the Contract. Prudential commenced benefit payments to these retirees on July 1, 2018. The Contract is deemed effective April 25, 2018, which is the date on which the Company paid the total premium amount to Prudential. The total premium paid from plan assets to Prudential, net of a final premium adjustment refunded to the plan upon closing of the Contract, was approximately $151 million. The Contract will terminate on the date that no further annuity payments are due under the Contract.
The foregoing description of the Contract does not purport to be complete and is qualified in its entirety by the provisions of the Contract, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: October 22, 2018